Exhibit 99.2
Redwire Announces Planned Board Refreshment

General (RET) James McConville and Dorothy D. Hayes to Join as Independent Directors; Jonathan Baliff and John S. Bolton to Step Down from the Board, Effective Immediately

JACKSONVILLE, Fla.—October 7, 2025 – Redwire Corporation (NYSE: RDW) (“Redwire” or the “Company”), a global leader in space and defense technology solutions, today announced a planned Board of Directors refreshment.

Redwire’s Board of Directors has appointed General (RET) James McConville and Dorothy D. Hayes as new independent directors. Jonathan Baliff and John S. Bolton, who joined the Board as part of Redwire’s combination with Genesis Park Acquisition Corp. in 2021, have stepped down from the Board. These Board changes are effective immediately.

General McConville was previously the 40th Chief of Staff of the United States Army, leading an organization of 1.2 million personnel, an annual budget of $185 billion and operations in over 140 countries around the globe. He led combat organizations from the platoon to the division level and was the longest serving commander of the famed 101st Airborne Division (AASLT). He is currently an operating partner at AE Industrial Partners and is a Senior Fellow at the Belfer Center at Harvard University and a member of the Georgia Tech Research Institute External Advisory Council.

Ms. Hayes brings extensive experience as a financial executive and seasoned board member. A former executive at Intuit, Agilent Technologies, Hewlett-Packard, and Apollo Computer, she is a recognized expert in audit, risk management, corporate governance, and financial controls, and currently serves on the board of BigBear.ai, where she chairs the Audit Committee.

Mr. Cannito stated, “We are pleased to have General McConville and Dorothy joining the Redwire Board. General McConville and Dorothy are each highly experienced leaders with strong track records. General McConville brings a deep background in military expertise, leadership and industry knowledge, while Dorothy brings significant experience serving on boards as well as deep expertise across finance, audit, and corporate governance. We are confident they will both be valuable additions to our Board and look forward to gaining from their additional perspectives. At the same time, I want to extend the Board’s thanks to Jonathan and John for their contributions as Redwire became a publicly traded company. They provided strong support as the Company executed on its strategy, and we appreciate their guidance and partnership.”

About Redwire
Redwire Corporation (NYSE:RDW) is an integrated space and defense tech company focused on advanced technologies. We are building the future of aerospace infrastructure, autonomous systems, and multi-domain operations leveraging digital engineering and AI automation. Redwire’s approximately 1,300 employees located throughout the United States and Europe are committed to delivering innovative space and airborne platforms that are transforming the future of multi-domain operations. For more information, please visit RDW.com.

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